EXHIBIT 99.1

ASHFORD INC.
Fourth Quarter 2017 Conference Call
March 2, 2018
11 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review results for Ashford Inc. for the fourth quarter of 2017 and to update you on recent developments. On the call today will be: Monty Bennett, Chairman and Chief Executive Officer; Rob Hays, Chief Strategy Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on March 1, 2018 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter of 2017 with the fourth quarter of 2016.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning. We are pleased to present our financial results for the fourth quarter of 2017. I will begin by reviewing our performance highlights and Rob will provide an update on our investor outreach initiative. Afterward, Deric will review our financial results, then Jeremy will provide an update regarding our strategic investments in Pure Rooms, OpenKey, J&S and RED Hospitality & Leisure as well as other initiatives, and then we will take your questions.

We delivered very strong financial and operating performance for the fourth quarter - driving significant growth in revenue and earnings and we are very pleased with the groundwork we are laying for the continued success of our platform. During the fourth quarter, revenues increased by 52% over the prior year period and Adjusted EBITDA increased by 19%. Also, during the quarter, Adjusted Net Income and Adjusted Net Income per Share increased 28% and 12%, respectively. For the full year, we had Adjusted EBITDA growth of 27% and Adjusted Net Income per share growth of 19%. We enter 2018 well positioned for further growth and, as Deric will discuss in a few minutes, we expect that a lower effective tax rate will have a significant positive impact on our earnings in 2018 and future years.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our Company and the platforms we advise. I believe we have the most highly aligned, stable and effective management team in the hospitality industry. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages and a primary reason for our superior performance.

Ashford currently advises two publicly-traded REIT platforms, Ashford Trust and Ashford Prime, which together have 132 hotels with approximately 29,000 rooms, and approximately $7.4 billion of gross assets as of December 31, 2017.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. It is a scalable platform with attractive margins and low capital needs. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can’t drop by more than 10% from the previous year’s base fee.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, as part of our growth strategy, we would like to add additional investment platforms, and third, through our service business initiatives we are working diligently on opportunities to buy, invest in or incubate businesses related to the hospitality industry, such as OpenKey, Pure Rooms, J&S, Lismore Capital, and our newest acquisition, RED Hospitality & Leisure. Then, through our connections and our relationships with the Trust and Prime platforms and leveraging our asset management expertise, we can accelerate their growth dramatically.

To that end, during the fourth quarter, we completed the acquisition of an 85% stake in J&S Audio Visual, a leading integrated single-source audio visual service provider with a well-diversified geographical presence and customer base, for approximately $9.2 million in cash, $4.3 million of Ashford common stock, and $9.5 million in assumed debt. J&S currently has multi-year contracts in place with approximately 64 hotels and convention centers in addition to regular business representing over 2,500 annual events and productions, 500 venue locations, and 650 clients. J&S currently has contracts in place at only nine hotels owned by Trust and Prime. Going forward, we expect significant revenue and operational cost synergies not only through further growing the business through J&S’ current sales channels but also with the addition of contracts between J&S and Ashford asset-managed hotels.

Additionally, subsequent to the end of the quarter, we acquired an 80.75% stake in RED Hospitality & Leisure, a leading provider of watersports activities and other travel & transportation services in the U.S. Virgin Islands and beyond for approximately $1 million in cash. We see a tremendous opportunity for growth of this business as we expand the breadth of services they offer and bring their services to other hotels.

We also continue to be excited about our investments in OpenKey and Pure Rooms. Both of these businesses saw significant growth in 2017 and Jeremy will be providing a more detailed update on all of these investments in a few minutes.

We have a revolutionary fee structure in place for Trust and Prime that incentivizes shareholder value creation. With the base fee driven by share price performance, and the incentive fee based on total shareholder return outperformance versus peers, this management team’s primary focus is to maximize returns in our REIT platforms.

Looking forward, we are optimistic about the prospects for our two-managed REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by adding additional investment platforms as well as investing in or incubating other hospitality related businesses.
I will now turn the call over to Rob to discuss our investor outreach effort.

Investor Outreach - Rob Hays

Thanks, Monty. Investor outreach remains a top priority for us at Ashford. Throughout 2017, we communicated to investors that we understood the importance of building a strong platform of confidence for them to rely upon. We stated that we would accomplish this by not only investing in multiple initiatives that were accretive to long-term shareholder value, but also by creating a targeted investor outreach program with the goal of increasing awareness, liquidity and trading volume of our stock.

As a core component of this program, we attended multiple conferences over the past year targeting a wide range of investors, from small to midcap focused funds, to industry dedicated investors, as well as to family offices and retail holders. In these conferences, we focused on reiterating our strategy, answering investor questions and striving to provide clarity.  Ultimately we ended up presenting Ashford’s strategy to over 400 potential investors in 2017.

As a result, in the 3rd and 4th quarters of 2017, we experienced materially higher trading volume and greater investor interest in our shares.  In the end, Ashford's share price rose by approximately 115% for the year. We believe this directly reflects our success in helping investors understand how we plan to create long-term shareholder value over time. Additionally, we recently added an interactive modeling section to our website where analysts and investors can easily download our historical financial statements to assist in building financial models on our Company.

Given our success with this initiative in 2017, we are very optimistic about 2018 and plan to continue, and even accelerate, the building of awareness of our company and our strategic initiatives. We have targeted nearly double the amount of investor conferences in 2018 versus what we attended in 2017 and believe exposure at these conferences will provide further opportunity to tell our story and provide meaningful dialogue with potential investors.

I will now turn the call over to Deric to review our financial performance for the fourth quarter.

Financial Review - Deric Eubanks

Thanks, Rob.

Net loss attributable to the Company for the fourth quarter of 2017 was $7.4 million, or $3.58 per share, compared with a net income of $0.7 million, or $0.36 per share, for the fourth quarter of 2016.

For the fourth quarter ended December 31, 2017, base advisory fee revenue and reimbursable expenses were $13.2 million, including $10.4 million from Trust and $2.8 million from Prime.

Adjusted EBITDA for the fourth quarter was $4.8 million compared with $4.1 million for the fourth quarter of 2016, reflecting a growth rate of 19%.

Adjusted net income for the fourth quarter was $4.9 million, or $1.90 per diluted share, compared with $3.8 million, or $1.69 per diluted share, for the fourth quarter of 2016, reflecting a growth rate of 28% and 12%, respectively.

At the end of the fourth quarter, the Company had $35.4 million in corporate cash. We had no corporate level debt, no preferred equity and we currently have a fully diluted equity market capitalization of approximately $240 million.
Also, as of December 31, 2017, the Company had 2.6 million fully diluted total shares of common stock and units outstanding. We currently have 2.1 million common shares, 0.2 million common shares earmarked for issuance under our deferred compensation program and the balance relates to the GAAP treatment for in-the-money stock options and put options associated with the minority interests of our strategic investments.

Lastly, regarding the financial impact of the recent tax reform, we currently expect our 2018 income tax rate will be approximately 24%.

I will now turn the call over to Jeremy to discuss our investments in OpenKey, Pure Rooms, J&S, Lismore Capital, RED Hospitality & Leisure and other initiatives.

Asset Management - Jeremy Welter
Thank you Deric.

As Monty mentioned earlier, growing our Hospitality Products & Services businesses is one of our three strategies for growth. To explain this strategy more fully: our Products and Services initiative is a unique investment strategy in the hospitality industry, whereby we strategically invest in operating companies that service the industry and we act similar to an accelerator to grow these companies. In doing this, we are able to establish synergies for our hotel platforms; providing attractive pricing and higher levels of service than they would otherwise receive from a third-party vendor. We are also able to quickly grow the companies in which we invest in a number of ways: by referring them to the hotels in our REITs, by leveraging our vast industry relationships, and by consulting on best practices.

To that end, we are excited to announce the acquisition of a controlling interest in RED Hospitality & Leisure, a leading provider of watersports activities and other travel & transportation services in the U.S. Virgin Islands. RED Hospitality has already begun limited ferry operations between St. Thomas and St. John and expects to capitalize on new contracts and charter business as the Virgin Islands resorts begin to reopen in the second half of this year and into early 2019. We were introduced to this business through our Ritz-Carlton St. Thomas and have been impressed with their team and operations. We also see a lot of opportunities to expand this business into several other hotels at our advised REIT platforms.

Additionally, we are pleased to introduce Lismore Capital, which has been providing debt placement services to our advised REIT platforms. Beginning in the third quarter, Lismore Capital began placing debt, which otherwise would have provided by third parties, for Ashford Trust and Ashford Prime on competitive pricing terms related to property-level debt financings. Lismore Capital generated $1.1 million of revenue in placement fees for the full year 2017 and fourth quarter revenue growth was over 300% compared to the prior quarter. We are excited about the prospects for future growth at Lismore Capital.

We are also very excited about our recent investment in J&S Audio Visual, a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show & event services, hospitality services, creative services, and design & integration. Since our investment in November through the end of the year, revenues increased 22% and Adjusted EBITDA increased by approximately $690,000 over the prior year period. Additionally, on a pro forma basis, J&S would have increased our reported revenue by over 90% for full year 2017 highlighting the scale we expect J&S to provide to the platform. Also, J&S executed 18 new hotel contracts during 2017 with half of the growth coming from non-Ashford hotels as we continue to remain focused on increasing market share outside of Ashford asset-managed hotels. J&S currently has multi-year contracts in place with approximately 64 hotels and convention centers in addition to regular business representing over 2,500 annual events and productions, 500 venue locations, and 650 clients. Going forward, we see a tremendous opportunity for integrating J&S into more hotels in the U.S. and internationally given the company’s outstanding reputation as a premium service provider relative to similar competitors in the industry. We expect to leverage the know-how and deep relationships of the J&S management team, acquired over years of experience, along with our extensive knowledge and contacts in the hospitality industry to accelerate and fuel long-term growth.

We also continue to be enthusiastic about our investment in the hospitality focused mobile key platform, OpenKey. We believe this product will drive increased adoption among hotel owners and guests alike, as consumers have clearly indicated a strong preference for aggregation of app content and universal functionality. OpenKey expanded its exclusive deals to include not only Preferred Hotels, but also World Hotels, which will provide access to 350 luxury hotels worldwide, and an integration with InnDependent Boutique Collection, which is a hotel technology platform used in thousands of hotels worldwide. In addition, OpenKey has recently added secure interfaces with global lock manufacturers Entrava and Hafele, giving OpenKey the most interfaces with major lock manufacturers of any mobile key platform in the industry. OpenKey is also rolling out the ability to directly connect with RMS and Springer-Miller Systems, two large Property Management Software companies used in over 2,000 hotels worldwide.

Furthermore, we are pleased to update you regarding OpenKey’s 2017 performance. First, deployments are quickly scaling and we expect to reach an estimated 20,000 rooms deployed and an estimated 35,000 rooms under contract over the next 12-18 months. To that end, we have already secured asset level contracts with 14 hotel brands and portfolios including Destination Hotels & Resorts, Cache Hotel Group, and Hersha Independent Collection. Secondly, the platform has gained further traction internationally with the creation of OpenKey China, a JV agreement with startup accelerator Plug and Play. OpenKey China is headquartered in Shanghai and we expect significant expansion and rapid growth from that venture. Also, the office in Guadalajara, Mexico has been instrumental for growth in Mexico, Costa Rica, and Colombia. Additionally, independent resellers currently serve the United States, United Kingdom, Singapore, Indonesia, Australia, and Canada along with the recent additions of Belgium, the Netherlands, Luxembourg, India, Sri Lanka, the Maldives, Bangladesh, and Brazil. Finally, OpenKey achieved four consecutive quarters of revenue growth in 2017 with Q4 at an all-time high of 153% relative to the prior quarter and 1,054% year-over-year. For the full year, OpenKey achieved 647% revenue growth. We remain optimistic for the growth outlook of OpenKey.

I would also like to provide an update on our investment in Pure Rooms, a leading provider of hypo-allergenic rooms in the hospitality space. We have seen a growing demand for health and wellness offerings in the hospitality industry, and we believe that the investment in Pure Rooms will allow us to bring our industry knowledge and expertise, as well as our managed asset base, to the company in order to optimize growth synergistically. The company currently has contracts in place with 177 hotels representing approximately 2,600 rooms throughout the United States, including 52 Ashford asset-managed hotels. Furthermore, on a pro forma basis, for full year 2017, Pure Rooms achieved revenue growth of 31% and Adjusted EBITDA growth of 60% over the prior year. Going forward, we anticipate that we will be able to drive significant growth and value creation at Pure Rooms by not only integrating the product into additional Ashford Trust and Ashford Prime hotels that we asset manage but also by gaining traction into additional non-Ashford hotels because we believe the value proposition for adding Pure Rooms to a property is very compelling. We have found that hotel rooms participating in this program typically achieve a significant rate premium per night and typically experience returns of between 50% and 70% on their investment. We remain very excited about the future prospects for Pure Rooms.

We continue to remain active in evaluating additional investments in operating companies and we hope to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks and we will now open the call up to your questions.

Monty Bennett

Thank you for joining us on our fourth quarter earnings call and we look forward to speaking with you again on our next call.